AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

The Northwestern Mutual Life Insurance Company (the “Life Company”), a life insurance company organized under the laws of the State of Wisconsin, Credit Suisse Trust (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, Credit Suisse Asset Management, LLC (the “Adviser”), a limited liability company organized under the laws of the State of Delaware, Credit Suisse Securities (USA) LLC (the “Distributor), a limited liability company organized under the laws of the State of Delaware (the Advisor and Distributor known collectively as “Credit Suisse”), entered into a participation agreement dated September 27, 2013, as amended by previous Amendment No. 1, dated September 27, 2013 (the “Participation Agreement”). This new Amendment No. 1 (the “Amendment”) to the Participation Agreement is entered into as of January    4, 2021, by and among the Life Company, on its own behalf and on behalf of each separate account of the Life Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Separate Accounts”), the Trust and Credit Suisse (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Life Company invests in shares of certain of the portfolios of the Trust (each a “Portfolio”) as a funding vehicle for the Separate Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Life Company (the “Contract Owners”);

WHEREAS, the Separate Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Life Company, on behalf of the Separate Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Portfolio shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Life Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Portfolio shareholder reports to Contract Owners, including hosting the website of certain Portfolio materials required by Rule 30e-3; and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolio be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend that they have the option to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Life Company intends to host said website;

WHEREAS, the Life Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Trust prepares and provide the Fund Documents that are specified in Rules 30e-3 and 498A; and

WHEREAS, the Parties also wish to update the Agreement to consolidate and supplant the previous Amendment No. 1 (dated September 27, 2013) in its entirety with this new Amendment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Life Company, the Trust, and Credit Suisse hereby agree to supplement and amend the Participation Agreement as follows:

1.            Provision of Fund Documents; Website Posting; Other Requirements

(a).      Fund Documents. The Trust is responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i).          Summary Prospectuses for the Portfolio (including any “Fund Document Web Site” maintained by the Trust in compliance with Rule 498 as indicated on the legend(s) of the Portfolio summary prospectuses);

(ii).         Statutory Prospectuses for the Portfolio;

(iii).        Statements of Additional Information (“SAI”) for the Portfolio; and

(iv).        Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolio (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v).        Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi.).      Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b).      Deadline for Providing, and Currentness of, Fund Documents.

(i).          The Trust and/or Credit Suisse shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolio to the Life Company (or its designee) on a timely basis agreed upon by the parties (reasonably sufficient enough in advance to facilitate the required, timely website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio’s securities and the Variable Contracts.

(ii).           The Trust and/or Credit Suisse shall provide the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting) but no later than five (5) business days before the date each time that the Required Materials are required to be posted by Rule 30e-3.

(iii).           Nothing in the preceding paragraphs (i) and (ii) is intended to limit any current understanding or arrangement among the parties with respect to the provision of Portfolio documents required for printing, delivery or other purposes.

(c).       Format of Fund Documents. The Trust and/or Credit Suisse shall provide the Fund Documents to the Life Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)           are both human-readable and capable of being printed on paper in human- readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii)           permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii)           permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d).       Website Hosting. The Life Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A and paragraph (b) of Rule 30e-3, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Trust and Credit Suisse fulfill their obligations under this Amendment.

(e).       Use of Summary Prospectuses.

(i).          As applicable, the Life Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).          As applicable, the Trust and Credit Suisse shall ensure that summary prospectuses are used for the Portfolio, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(f).       Website Hosting and Notice Expense Allocation. To the extent agreed upon by the Parties in good faith as to amount, timing and other parameters, Credit Suisse and/or the Trust shall bear their proportionate costs of posting, maintaining, and managing the Fund Documents on the website hosted by the Life Company to the extent the parties rely on Rule 498A or Rule 30e-3, and the costs of providing notices of the availability of the Portfolio’s Reports to Contract Owners (the notices required by paragraph (c) of Rule 30e-3). From time to time, the Parties shall review these arrangements to determine whether it reasonably approximates the Life Company’s incurred and anticipated costs (both ‘soft’ internal costs and ‘hard’ external costs) of posting, maintaining, and managing the Fund Documents on the website hosted by the Life Company and providing notices of the availability of the Portfolio’s Reports to Contract Owners (pursuant to paragraph (c) of Rule 30e-3). The Parties agree to negotiate in good faith any change to these expense allocations proposed by a Party. Unless specifically superseded by reliance on Rule 498A or Rule 30e-3 by the Parties, nothing in this section is intended to limit any current understanding or arrangement among the Parties with respect to the provision of Portfolio documents required for printing, delivery or other purposes, or the terms of any existing administrative services agreement, Rule 12b-1 agreement or related agreement, Servicing Agreement or other similar agreement between the Parties.

(g).       Other Requirements under Rule 30e-3. Without regard to expense allocation, the Life Company shall be responsible for:

(i).           preparing and providing the paper Notice to its Contract Owners;

(ii).          fulfilling ad hoc requests from Contract Owners for a paper copy of any of the documents on the website; and

(iii).         fulfilling Contract Owner elections to receive future Portfolio reports in paper.

2.             Content of Fund Documents. Without limiting any current obligation under the Participation Agreement, the Trust and Credit Suisse shall be responsible for the content and substance of the Fund Documents as provided to the Life Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Trust and Credit Suisse shall be responsible for ensuring that the Fund Documents as provided to the LifeCompany:

(a).     Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b).     Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.             Provision of Fund Documents for Paper Delivery. The Trust and Credit Suisse shall, per existing expense allocation and other understandings among the parties, provide the Life Company copies of Fund Documents as may be required to meet any requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A), which may include, the provision of such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Life Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution.

4.               Portfolio Expense and Performance Data. The Trust shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Life Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Trust shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Life Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Life Company), but in no event later than 90 calendar days after the close of the Portfolio’s fiscal year (and promptly notify the Life Company of any changes to the following information):

(a).     the gross “Annual Portfolio Company Expenses” for the Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6); and

(b).     the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for the Portfolio calculated in accordance with Item 3 of Form N-1A, that include any contractual expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4, and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio or its affiliates; and

(c).     the “Average Annual Total Returns” for the Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

5.               Construction of this Amendment; Participation Agreement.

(a).     This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).     To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement and/or other understandings or arrangements among the parties shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.               Termination. Except with respect to paragraph five (5) above, which is subject to the termination provisions of the Participation Agreement, this Amendment shall terminate upon the earlier of the termination of the Participation Agreement or 60 days written notice from any Party to the other Parties.

7.             Indemnification. The Parties agree that the indemnification provisions of the Participation Agreement will apply to the terms of this Amendment.

8.             Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

9.             Joint and Several Liability. The responsibilities, obligations, duties and liabilities oftheTrust, theAdviserandtheDistributor under this Amendment shall be joint and several.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

(on behalf of itself and each Separate Account)

By:
Name:	Elizabeth Heisler
Title:	Vice President of Annuity Products

CREDIT SUISSE TRUST

By:
Name:	Karen Regan
Title:	Vice President and Secretary

CREDIT SUISSE ASSET MANAGEMENT, LLC

By:
Name:	Karen Regan
Title:	Vice President and Secretary

CREDIT SUISSE SECURITIES (USA) LLC

By:
Name:	Ben Alibrandi
Title	Managing Director